Exhibit 10.1

KEURIG GREEN MOUNTAIN, INC.
AMENDED AND RESTATED 2008 CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN

1.                   PURPOSE

Keurig Green Mountain, Inc. (the “Company”) adopts this Amended and Restated 2008 Change in Control Severance Benefit Plan with the intent of assuring that it will have the benefit of continuity of management in the event of any actual or threatened Change in Control.  This Plan amends and restates in its entirety the Keurig Green Mountain, Inc. 2008 Change-in-Control Severance Benefit Plan, as amended (the “Prior Plan”).

2.                   DEFINITIONS

“Accountants”: the independent public accounting firm most recently serving as the Company’s outside auditors prior to the Change in Control, or such other accounting or benefits consulting firm as the Company may designate prior to a Change in Control.

“Base Salary”: in the case of any Participant, the Participant’s annual rate of base salary as in effect immediately prior to the date of the Participant’s Qualifying Termination (or, if higher, his or her annual rate of base salary as in effect immediately prior to the Change in Control).

“Benefits”: the payments and benefits described in Section 5 of the Plan.

“Board”: the Board of Directors of the Company.

“Bonus”: in the case of any Participant, whichever of the following is the greater: (i) the average of the annual bonuses or other annual incentive compensation amounts paid in cash to the Participant (or that would have been so paid absent any elective deferral) by the Company in its three most recent fiscal years ended prior to the date of the Participant’s Qualifying Termination or the three most recent fiscal years ended prior to the Change in Control if greater, or (ii) the Participant’s target incentive bonus for the fiscal year in which the Change in Control occurs.

“Business Combination”: a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company.

“Cause”: in the case of any Participant, any or any combination of the following: (i) indictment or conviction of the Participant of a crime involving moral turpitude, or of a felony; (ii) gross neglect by the Participant of his or her duties (other than as a result of incapacity resulting from physical or mental illness or injury) that continues for thirty (30) days after the Company gives written notice to the Participant thereof; (iii) an act of dishonesty or breach of faith in the conduct by the Participant of his or her duties for the Company that is materially injurious to the Company, in all cases as determined, as applicable, in good faith by the Compensation and Organizational Development Committee.

“Change in Control”: A Change in Control shall be deemed to have occurred upon the occurrence of any of the following:

(a)                   any Person (excluding any employee benefit plan of the Company or its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) become(s) the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the Board on a fully-diluted basis (and taking into account all such securities that such Person has the right to acquire pursuant to any option right); provided, that if a Person (subject to the exclusions set forth in (a) above) becomes the “beneficial owner” (as defined above) of 35% or more but less than 50% of the equity securities of the Company entitled to vote for members of the Board on a fully-diluted basis (and taking into account all such securities that such Person has the right to acquire pursuant to any option right), no Change in Control shall be deemed to have occurred by reason thereof under this paragraph (a) if within fifteen (15) days of being advised that such ownership level has been reached, a majority of the Incumbent Directors then in office adopt a resolution approving the acquisition of that level of securities ownership by such Person;

(b)                   there is consummated a Business Combination unless, following such Business Combination, (i) the Persons who were the beneficial owners (as defined in paragraph (a)) of the equity securities of the Company entitled to vote for members of the Board beneficially own (as so defined), directly or indirectly, more than 50% of the equity securities entitled to vote generally in the election of directors (or the equivalent) of the entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the equity securities of the Company entitled to vote for members of the Board, (ii) no Person (excluding any entity resulting from such Business Combination or any entity or individual described in (a) or that would be so described if the resulting entity were substituted for “the Company and its subsidiaries” in (a)(i)) beneficially owns, directly or indirectly, 35% or more of the equity securities entitled to vote generally in the election of directors (or the equivalent) of the entity resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or the equivalent) resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(c)                    the stockholders of the Company approve a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, to the extent required for the Plan to comply with Section 409A of the Code, or as applied to any other plan or program of the Company that references this definition, a ‘Change in Control’ shall not be deemed to have occurred unless it also qualifies as a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)) (it being understood that, in any such case, subsection (a) of this definition shall be interpreted as if the Board did not have the discretion contemplated by such subsection).

“Chief Executive Officer”: the Company’s President and Chief Executive Officer.

“Code”: the federal Internal Revenue Code of 1986, as amended. References to the Code shall be deemed to incorporate applicable Treasury Regulations and other applicable Internal Revenue Service guidance.

“Effective Date”: April 24, 2015.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Good Reason”: as defined in Section 6 of the Plan.

“Incumbent Directors”: the individuals who, as of the Effective Date, constituted the Board; provided, that any individual who becomes a member of the Board subsequent to the Effective Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors.

“Level I Participant”: the Chief Executive Officer whom the Administrator has selected to participate in the Plan.

“Level II Participant”: (i) executive officers of the Company who are direct reports of the Chief Executive Officer and whom the Administrator has selected to participate in the Plan as Level II Participants, and (ii) other management of the Company or a subsidiary of the Company whom the Chief Executive Officer has selected to participate in the Plan and designated as Level II Participants and the Plan Administrator has approved.

“Level III Participant”: other key employees of the Company or a subsidiary of the Company who are not a Level I Participant or Level II Participant, but whom the Chief Executive Officer has selected to participate in the Plan and designated as Level III Participants and the Plan Administrator has affirmed.

“Participant”: subject to Section 3 of the Plan, any Level I Participant, Level II Participant, or Level III Participant.

“Person”: any “person” or “group” as such terms are used in Sections 13(d) or 14(d) of the Exchange Act.

“Plan”: the Keurig Green Mountain, Inc. Amended and Restated 2008 Change in Control Severance Benefit Plan set forth herein, as the same may from time to time be amended (in accordance with Section 14) and in effect.  As applied to any Participant, the Plan shall be deemed modified by the provisions of the Participant’s Plan Agreement, if any.

“Plan Administrator”: the Compensation and Organizational Development Committee of the Board.

“Plan Agreement”: an agreement described in Section 4 of the Plan.

“Qualifying Termination”: in the case of any Participant, termination of the Participant’s employment with the Company and its subsidiaries in the twelve (12) months immediately following, or in the three (3) months immediately prior to, a Change in Control by reason of (i) an involuntary separation by the Company other than for Cause; or (ii) a voluntary separation by the Participant for Good Reason.  A termination will be treated as one described in clause (ii) of the preceding sentence only if the Participant gives the Company written notice of the events or circumstances constituting Good Reason within ninety (90) days of the initial existence or occurrence of those events or circumstances, the Company fails to cure within thirty (30) days of receipt of such notice, and the Participant’s separation occurs not later than thirty (30) days after the end of the cure period.

“Section 280G”: Section 280G of the Code.

“Section 409A”: Section 409A of the Code.

“Section 4999”: Section 4999 of the Code.

3.                   PARTICIPATION

An employee once designated a Participant shall continue to be a Participant (subject to satisfaction of the requirements set forth in Section 4 below, if required by the Plan Administrator in its sole and absolute discretion) until the earlier of (a) the date (not later than the date that is three (3) months prior to the date of a Change in Control) on which the Plan Administrator determines, in its sole discretion, that he or she is no longer eligible to participate in the Plan (as evidenced by written notice thereof), and (b) the date he or she ceases to be employed by the Company; provided, that a Participant who ceases to be employed by the Company by reason of a Qualifying Termination shall continue to be treated as a Participant with respect to any benefits related to such

Qualifying Termination until they have been paid or provided in full.

4.                   AGREEMENT OF PARTICIPANTS

As a precondition to participation in the Plan, the Plan Administrator may require that a Participant enter into a written agreement (a “Plan Agreement”) in accordance with procedures prescribed by and in a form acceptable to the Plan Administrator.  Each Plan Agreement shall contain (a) the Participant’s binding commitment to the effect that once any Person other than the Company, a direct or indirect subsidiary of the Company, or an employee benefit plan of the Company or any such subsidiary begins a tender or exchange offer or a solicitation of proxies from the Company’s security holders or takes other actions to effect a Change in Control, the Participant will not voluntarily terminate his or her employment with the Company until such Person has abandoned or terminated such efforts to effect a Change in Control or until a Change in Control has occurred; and (b) such other terms, if any, as the Plan Administrator may specify, which may (if the Plan Administrator so provides) deviate from the terms generally set forth in the Plan.

5.                   BENEFITS

A Participant who separates from the service of the Company and its subsidiaries by reason of a Qualifying Termination shall receive the following:

(a)                                 Level I Participant:

The Company shall pay to a Level I Participant, in cash, within five (5) business days (or such later date as provided for in Section 7) of the date of the Qualifying Termination (provided; that if a termination otherwise constituting a Qualifying Termination occurs prior to the occurrence of the Change in Control it shall be deemed a Qualifying Termination for purposes of this Section 5(a) only if and at the time the Change in Control occurs, and provided further that if the Level I Participant has received any other severance payments or benefits in connection with such termination prior to the occurrence of the Change in Control, in no event shall the aggregate amount of severance or benefits which the Level I Participant receives exceed the amounts provided for in this Plan), an amount equal to the sum of (i) the Participant’s Base Salary earned as of the date of termination but not yet paid; plus (ii) an amount equal to the Participant’s target annual incentive bonus, if any, for the fiscal year in which termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed between the beginning of such fiscal year and the date of termination and the denominator of which is the number of days in such fiscal year; plus (iii) an amount equal to the product obtained by multiplying (x) three (3) by (y) the sum of the Level I Participant’s Base Salary plus Bonus.

(b)                                 Level II Participant:

The Company shall pay to a Level II Participant, in cash, within five (5) business days (or such later date as provided for in Section 7) of the date of the Qualifying Termination (provided; that if a termination otherwise constituting a Qualifying Termination occurs prior to the occurrence of the Change in Control it shall be deemed a Qualifying Termination for purposes of this Section 5(b) only if and at the time the Change in Control occurs, and provided further that if the Level II Participant has received any other severance payments or benefits in connection with such termination prior to the occurrence of the Change in Control, in no event shall the aggregate amount of severance or benefits which the Level II Participant receives exceed the amounts provided for in this Plan), an amount equal to the sum of (i) the Participant’s Base Salary earned as of the date of termination but not yet paid; plus (ii) an amount equal to the Participant’s target annual incentive bonus, if any, for the fiscal year in which termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed between the beginning of such fiscal year and the date of termination and the denominator of which is the number of days in such fiscal year; plus (iii) an amount equal to the product obtained by multiplying (x) two (2) by (y) the sum of the Level II Participant’s Base Salary plus Bonus.

(c)                                  Level III Participant:

The Company shall pay to a Participant, in cash, within five (5) business days (or such later date as provided for in Section 7) of the date of the Qualifying Termination (provided; that if a termination otherwise constituting a Qualifying Termination occurs prior to the occurrence of the Change in Control it shall be deemed a Qualifying Termination for purposes of this Section 5(c) only if and at the time the Change in Control occurs, and provided further that if the Level III Participant has received any other severance payments or benefits in connection with such termination prior to the occurrence of the Change in Control, in no event shall the aggregate amount of severance or benefits which the Level III Participant receives exceed the amounts provided for in this Plan), an amount equal to the sum of (i) the Participant’s Base Salary earned as of the date of termination but not yet paid; plus (ii) an amount equal to the Level III Participant’s target annual incentive bonus, if any, for the fiscal year in which termination occurs, multiplied times a fraction, the numerator of which is the number of days elapsed between the beginning of such fiscal year and the date of termination and the denominator of which is the number of days in such fiscal year; plus (iii) an amount equal to the sum of the Level III Participant’s Base Salary plus Bonus.

(d)                                 All Participants:

(i)            Provided that a Participant elects so-called “COBRA” continuation coverage, if available, the Company shall pay to the Participant, in cash, and as additional consideration for the Participant’s execution of a non-compete and non-solicit agreement with the Company in a form provided by the Company, a lump-sum payment equal to the amount of the premiums required to continue the Participant’s, and the Participant’s dependents’, participation in the Company’s health insurance plans or programs for the Coverage Continuation Period.  For purposes of this subsection, the “Coverage Continuation Period” means (A) for Level I Participants and Level II Participants, the eighteen (18) month period, and (B) for Level III Participants, the twelve (12) month period, in each case following the Participant’s Qualifying Termination.

(ii)         Each Company stock option or other stock-based award held by the Participant prior to the Change in Control that is assumed or substituted for in the Change in Control and that is not otherwise vested and, if applicable, exercisable shall be vested (and, in the case of an award requiring exercise, exercisable) not later than immediately prior to the Change in Control.  In the case of performance stock units (“PSUs”), if the Qualifying Termination occurs prior to the Measurement Date (as defined in the applicable award agreement) 100% of the Target Award (as defined in the applicable award agreement) of such PSUs shall be deemed to have been “earned”.  Subject to the foregoing, each such award shall be subject to the terms of the plan and any agreement pursuant to which such award was granted.

6.                   “GOOD REASON”

The following shall constitute “Good Reason” for purposes of the definition of “Qualifying Termination”:

(a)                            Any action by the Company which results in a material diminution in Participant’s position, authority, duties or responsibilities immediately prior to the Change in Control; provided, however, that any reduction in size or nature of the Company’s business by reason of a sale or transfer of some or all of the business of the Company or any of its subsidiaries or other reduction in its business or that of its subsidiaries, or the fact that the Company shall become a subsidiary of another company, shall not, in and of itself, constitute Good Reason hereunder, other than, solely in the case of a Level I Participant, such Level I Participant is no longer the President or Chief Executive Officer of a publicly-traded company;

(b)                            Any material reduction in the Participant’s rate of annual base salary, or, solely in the case of a Level I Participant, target incentive bonus;

(c)                             Failure by the Board to nominate as necessary and recommend the Level I Participant to serve as a member of the Board; or

(d)                            Any requirement by the Company that the Participant be based at any office or location that is more than 50 miles distant from the Participant’s base office or work location immediately prior to the Change in Control.

7.                   RELEASE OF CLAIMS

The Participant acknowledges and agrees that in exchange for the Benefits under Section 5, the Participant shall be required to execute a general release, in a form provided by the Company, of the Company and its subsidiaries, stockholders, directors, officers, employees, and assigns, of any claims or causes of action, whether or not then known, with respect to any matter, including, without limitation, any matter related to employment with the Company, including, without limitation, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis.  Notwithstanding the foregoing, the Participant shall not release (i) any rights to be indemnified by the Company, (ii) rights to enforce the Company’s obligations under this Plan, or (iii) rights under any employee benefit plan or to any equity based awards.  In the event that the Participant’s entitlement to Benefits under the Plan arise in one calendar year and the consideration period under any law to consider and to revoke a release of claims expires in the following calendar year, then notwithstanding anything herein to the contrary, the payment of severance benefits (other than accrued and earned vacation pay and salary) shall be made on the first business day following expiration of the consideration and/or revocation period in the following calendar year.

8.                   COORDINATION WITH CERTAIN CODE PROVISIONS

Payments under Section 5 shall be made without regard to whether the deductibility of such payments (or any other “parachute payments,” as that term is defined in Section 280G, to or for the benefit of the Participant) would be limited or precluded by Section 280G and without regard to whether such payments (or any other

“parachute payments” as so defined) would subject the Participant to the federal excise tax levied on certain “excess parachute payments” under Section 4999; provided, that if the total of all payments to or for the benefit of the Participant, after reduction for all federal taxes (including the tax described in Code Section 4999, if applicable, with respect to such payments) (the “Participant’s total after tax payments”), would be increased by the limitation or elimination of any payment under Section 5, such amounts payable hereunder shall be reduced to the extent, and only to the extent, necessary to maximize the Participant’s total after tax payments.

The determination as to whether and to what extent payments under Section 5 are required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by the Accountants. In the event that any payments under Section 5 are required to be reduced as described in this Section 8, the adjustment will be made, first, by reducing the cash payments, if any, due to the Participant pursuant to Section 5(a)-(c), as applicable; second, if additional reductions are necessary, by reducing the benefits due to the Participant under Section 5(d)(i); and third, if additional reductions are still necessary, by eliminating the accelerated vesting of equity-based awards described in Section 5(d)(ii), starting with those awards for which the amount required to be taken into account under the Section 280G rules is the greatest.  In the event of any underpayment or overpayment under Section 5 as determined by the Accountants, the amount of such underpayment or overpayment shall forthwith be paid to the Participant or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

9.                   BINDING EFFECT ON SUCCESSOR ENTITY

The Plan and the Company’s obligations under the Plan shall be binding upon, and the Company shall require the Plan and the Company’s obligations thereunder to be assumed by, any successor to all or substantially all of the Company’s business (whether by merger, consolidation, stock sale, sale of assets or otherwise).

10.            DISPUTES

In the event of a Qualifying Termination that occurs prior to a Change in Control, the Company agrees to reimburse the Participant for all legal fees and expenses which the Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of the Participant’s rights or the Company’s obligations under the Plan, if the Participant prevails in such contest.  In the event of a Qualifying Termination following a Change in Control, the Company agrees to pay promptly as incurred, and to the full extent permitted by law, all legal fees and expenses which the Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Participant or others of the validity or enforceability of the Participant’s rights or the Company’s obligations under the Plan.

If there shall be any dispute between the Company and the Participant (i) in the event of the Participant’s termination by the Company, whether such termination was without Cause, or (ii) in the event of the Participant’s termination by the Participant, whether such termination was for Good Reason, then, unless and until there is a final, non-appealable judgment by a court of competent jurisdiction as to whether such termination was without Cause or for Good Reason, as applicable, and was thus a Qualifying Termination for purposes of the Plan, the Company shall pay all amounts and provide all benefits to the Participant and/or the Participant’s dependents, as applicable, that the Company would be required to pay or provide pursuant to Section 5 as though such termination were a Qualifying Termination; provided, however, that the Company shall not be required to pay any disputed amount pursuant to this paragraph until the Participant undertakes, in writing, to repay all such amounts to which the Participant is ultimately adjudged by such court to not be entitled.

11.            PAYMENT OBLIGATIONS ABSOLUTE

Upon a Qualifying Termination the Company’s obligations to pay the Benefits described in Section 5 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against any Participant.  In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of the Plan, in no event shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer.

12.            LIMITED EFFECT

Nothing herein or in any Plan Agreement shall be construed as giving any Participant a right of continued employment or as limiting the Company’s right to terminate a Participant’s employment, subject, in the case of any Qualifying Termination, to the payment of the Benefits.

13.            DELEGATION/ADMINISTRATION

To the extent permitted by applicable law, the Plan Administrator may delegate any of its authority to administer the Plan to any person or persons selected by the Plan Administrator, including one or more members of the Compensation and Organizational Development Committee of the Board or one or more officers of the Company, and such person or persons shall be deemed to be the Plan Administrator with respect to, and to the extent of its or their authority.  With respect to Level III participants only, the Plan Administrator, to the extent permitted by applicable law hereby delegates its power, authority and responsibilities under the Plan to the Company’s Chief Human Resources Officer (or the individual holding equivalent duties and responsibilities).  Any authority granted to the Plan Administrator may also be exercised by the full Board.  To the extent that any permitted action taken by the Board conflicts with action taken by the Plan Administrator, the Board action shall control.

The Plan Administrator shall have the authority to interpret and construe the Plan in its reasonable discretion; to determine all questions arising in the administration,

interpretation and application of the Plan; and to take all necessary and proper actions it may deem necessary to fulfill its duties as Plan Administrator.

14.            AMENDMENT AND TERMINATION

The Board may amend the Plan at any time and from time to time, and may terminate the Plan at any time; provided, that no action that is approved by the Board purporting to amend or terminate the Plan (i) shall be effective on or after the date that falls three (3) months before, or twelve months after, a Change in Control and (ii) that, if effective, would adversely affect the rights of any Participant hereunder with respect to such Change in Control, shall affect those rights without the Participant’s express written consent; and provided further, that the Board shall not (other than as may be provided by applicable law or regulation) within any one-year period following (a) the Effective Date, or (b) the effective date of an amendment to this Plan, make any amendments to this Plan that would reduce or negatively affect the Benefits provided to a Participant hereunder without the express written consent of such Participant.

15.            OTHER BENEFITS

Notwithstanding anything herein to the contrary, by participating in the Plan, the Participant and the Company acknowledge and agree that in the event of any conflict or inconsistency between the terms of any employment agreement or offer letter between the Participant and the Company (such agreements or letters, the “Employment Arrangements”), and the terms of this Plan, whichever term is most beneficial to the Participant (including, for example, the amount of Benefits or governing definitions) between this Plan and those Employment Arrangements shall prevail and the amount of Benefits paid to the Participant shall be capped at the amounts provided by such prevailing terms.  In no event shall a Participant hereunder be entitled to Benefits under this Plan and any severance payments under the Company’s 2015 Severance Benefit Plan (“Severance Plan”) for the same Qualifying Termination.  This Plan and the Severance Plan are mutually exclusive.

16.            SECTION 409A

The Plan and the Benefits, if any, payable hereunder are intended to qualify for the short-term exception to the requirements of Section 409A, and the Plan (including all Plan Agreements) shall be construed accordingly.  Notwithstanding anything to the contrary in the Plan (including any Plan Agreement), neither the Company, nor any subsidiary, nor any person acting on behalf of the Company, or any subsidiary, shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of a payment of the Benefits to satisfy the requirements of Section 409A.

17.            WITHHOLDING

Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to a Participant shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

18.            NO ASSIGNMENT

The rights of Participants and beneficiaries under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of such Participants and beneficiaries.

19.            PLAN TO BE UNFUNDED, ETC.

The Plan is intended to create an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind.  A Participant’s right to receive the Benefits shall be no greater than the right of an unsecured general creditor of the Company.  All Benefits shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards.  There shall not vest in any Participant or beneficiary any right, title, or interest in and to any specific assets of the Company.